Conrad Clemiss

4453 Capilano Road

North Vancouver, BC  V7R 4K1

August 12, 2005

Micron Enviro Systems, Inc.

#1205 – 789 West Pender Street

Vancouver, BC  V6C 1H2

To the Board of Directors:

I, Conrad Clemiss, tender my resignation as a Director of Micron Enviro Systems, Inc., effective immediately.   I am resigning in order to pursue other opportunities in the private sector and wish you luck in your future endeavors.

Yours truly,

/s/ Conrad Clemiss

Conrad Clemiss